Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces

Full Year and Fourth Quarter Results

Whippany, New Jersey, November 16, 2017 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced results for its full year and fourth quarter ended September 30, 2017.

Fiscal Year 2017 Results

Net income for fiscal 2017 was $38.0 million, or $0.62 per Common Unit, compared to $14.4 million, or $0.24 per Common Unit, in fiscal 2016.

Fiscal 2017 included 53 weeks of operations, compared to 52 weeks in the prior year.  Net income and EBITDA (as defined and reconciled below) for fiscal 2017 included: (i) a pension settlement charge of $6.1 million; and (ii) a loss on debt extinguishment of $1.6 million.

Net income and EBITDA for fiscal 2016 included: (i) a $9.8 million gain from the sale of certain assets and operations in a non-strategic market of the propane segment; (ii) a $6.6 million charge related to the Partnership’s voluntary full withdrawal from a multi-employer pension plan covering certain employees acquired in the 2012 acquisition of Inergy Propane; (iii) a $3.0 million charge related to the settlement of a product liability matter; (iv) a pension settlement charge of $2.0 million; and (v) a loss on debt extinguishment of $0.3 million.

Excluding the effects of the foregoing items and unrealized (non-cash) mark-to-market adjustments on derivative instruments in both years, Adjusted EBITDA (as defined and reconciled below) increased $20.0 million, or 9.0%, to $243.0 million in fiscal 2017 from $223.0 million in the prior year.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “Fiscal 2017 presented another challenging operating environment as a result of the impact on customer demand arising from the unprecedented, second consecutive record warm winter heating season, as well as the devastating effects of the two Category 4 hurricanes.  Through it all, the resiliency of our people, and our preparedness coming into the year, contributed to a meaningful improvement in our operating performance; including a 9% increase in Adjusted EBITDA compared to the prior year.”

Mr. Stivala continued, “Along with the improvement in earnings, during fiscal 2017 we had some notable achievements that will provide further support for our long-term strategic growth initiatives.  During the second quarter, we took advantage of the continued low interest rate environment to refinance our previously outstanding 7 3/8% senior notes due to mature in 2021 with a new issuance of 5 7/8% senior notes due in 2027 – extending maturities and providing a reduction in our annual interest requirements by approximately $5.0 million. We proactively worked with our bank group to amend our revolving credit facility to provide added financial flexibility through September 2018 in managing our leverage and liquidity. Our operations personnel continued to make significant strides in our customer base growth and retention initiatives, and continued to drive operating efficiencies and reduce costs.”

Concluding his remarks, Mr. Stivala said, “As we enter fiscal 2018, one of our goals will be to focus on restoring our balance sheet strength to best position the business for long-term profitable growth.  With the previously announced reduction in our annualized distribution rate, we have reduced our annual cash requirements to a level that provides added downside protection in the event of a sustained period of warm weather and, with an improvement in weather, should provide enhanced flexibility to reduce debt and make investments in line with our strategic initiatives.  We have adapted our business model to the recent warm weather trends, as evidenced by the improvement in earnings for fiscal 2017 and, as we enter a new heating season, our people are prepared to continue providing the highest level of service quality and total value to our customers in each market we serve.”

Retail propane gallons sold in fiscal 2017 increased 6.0 million gallons, or 1.4%, to 420.8 million gallons. Sales of fuel oil and other refined fuels of 30.9 million gallons in fiscal 2017 were essentially flat year over year. According to the National Oceanic and Atmospheric Administration, the winter of 2016-2017 was the second warmest on record in the contiguous United States.  Average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for fiscal 2017 were 15% warmer than normal and 2% cooler than the prior year.  During the heating season (October through March), the Partnership experienced unseasonably warm weather throughout much of the period in nearly all of its service territories, with cooler weather arriving during brief bursts in the final three weeks of each of the first and second quarters.

Revenues for fiscal 2017 of $1,187.9 million increased $141.8 million, or 13.6%, compared to the prior year, primarily due to higher retail selling prices associated with higher wholesale costs, combined with higher volumes sold.

Cost of products sold for fiscal 2017 of $476.7 million increased $114.7 million, or 31.7%, compared to the prior year, primarily due to higher wholesale propane costs and, to a lesser extent, higher volumes sold.  Average propane prices (basis Mont Belvieu, Texas) and fuel oil prices for fiscal 2017 were 51.8% and 20.7% higher than the prior year, respectively.  Cost of products sold for fiscal 2017 included a $6.3 million unrealized (non-cash) gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $1.2 million unrealized (non-cash) loss for fiscal 2016.  These unrealized gains and losses are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $468.0 million for fiscal 2017 were $5.9 million, or 1.2%, lower than fiscal 2016, primarily due to savings from operating efficiencies identified and the charges in the prior year discussed above.

Depreciation and amortization expense of $127.9 million for fiscal 2017 decreased $1.7 million, or 1.3%, primarily due to the acceleration of depreciation expense recorded in the prior year for assets taken out of service. Net interest expense of $75.3 million for fiscal 2017 increased $0.2 million, or 0.2%, primarily due to incremental borrowings under the Partnership’s revolving credit facility during fiscal 2017, substantially offset by savings from the refinancing of certain of the Partnership’s senior notes completed in the second quarter of fiscal 2017.

Fourth Quarter 2017 Results

Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically reports a net loss for its fiscal fourth quarter.  The fourth quarter of fiscal 2017 included 14 weeks of operations, compared to 13 weeks in the prior year fourth quarter. Net loss for the fourth quarter of fiscal 2017 was $50.6 million, or $0.83 per Common Unit, compared to a net loss of $60.2 million, or $0.99 per Common Unit, for the fourth quarter of fiscal 2016. Net loss and EBITDA for the fourth quarters of fiscal 2017 and fiscal 2016 included pension settlement charges of $6.1 million and $2.0 million, respectively.

Excluding these items and the effects of unrealized (non-cash) mark-to-market adjustments on derivative instruments used in risk management activities in both quarters, Adjusted EBITDA for the fourth quarter of fiscal 2017 amounted to a loss of $0.7 million, representing an improvement of nearly $7.0 million from the Adjusted EBITDA loss of $7.6 million for the fourth quarter of fiscal 2016. The improvement in earnings was primarily due to higher volumes sold and higher average propane margins, offset to an extent by an increase in expenses attributable to a higher number of propane deliveries and higher variable compensation associated with higher earnings. Retail propane gallons sold of 70.6 million gallons in the fourth quarter of fiscal 2017 increased 7.4 million gallons, or 11.7%, compared to the prior year fourth quarter.

As previously announced on October 26, 2017, the Partnership’s Board of Supervisors had declared a quarterly distribution of $0.60 per Common Unit for the three months ended September 30, 2017.  On an annualized basis, this distribution rate equates to $2.40 per Common Unit. The distribution was paid on November 14, 2017 to Common Unitholders of record as of November 7, 2017.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928.  The Partnership serves the energy needs of approximately 1.0 million residential, commercial, industrial and agricultural customers through 668 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and
•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 24, 2016 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Twelve Months Ended September 30, 2017 and September 24, 2016

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Year Ended
	September 30, 2017	September 24, 2016	September 30, 2017	September 24, 2016
Revenues
Propane	$167,559	$132,156	$1,011,078	$884,169
Fuel oil and refined fuels	8,514	6,798	78,126	68,759
Natural gas and electricity	10,874	12,531	55,103	50,763
All other	10,159	9,530	43,579	42,420
	197,106	161,015	1,187,886	1,046,111

Costs and expenses
Cost of products sold	73,935	56,941	476,661	361,953
Operating	103,826	97,009	410,665	412,756
General and administrative	17,159	15,896	57,338	61,149
Depreciation and amortization	32,182	32,540	127,938	129,616
	227,102	202,386	1,072,602	965,474

Gain on sale of business	-	-	-	9,769
Operating (loss) income	(29,996)	(41,371)	115,284	90,406
Loss on debt extinguishment	-	-	1,567	292
Interest expense, net	20,443	18,703	75,263	75,086

(Loss) income before provision for income taxes	(50,439)	(60,074)	38,454	15,028
Provision for income taxes	151	165	459	588

Net (loss) income	$(50,590)	$(60,239)	$37,995	$14,440

Net (loss) income per Common Unit - basic	$(0.83)	$(0.99)	$0.62	$0.24
Weighted average number of Common Units outstanding - basic	61,290	61,006	61,224	60,956

Net (loss) income per Common Unit - diluted	$(0.83)	$(0.99)	$0.62	$0.24
Weighted average number of Common Units outstanding - diluted	61,290	61,006	61,542	61,176

Supplemental Information:
EBITDA (a)	$2,186	$(8,831)	$241,655	$219,730
Adjusted EBITDA (a)	$(699)	$(7,646)	$243,045	$223,043
Retail gallons sold:
Propane	70,582	63,231	420,770	414,776
Refined fuels	3,644	3,246	30,895	30,878
Capital expenditures:
Maintenance	$2,846	$2,856	$11,275	$16,559
Growth	$3,318	$3,257	$16,893	$21,815

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Year Ended
	September 30, 2017	September 24, 2016	September 30, 2017	September 24, 2016
Net (loss) income	$(50,590)	$(60,239)	$37,995	$14,440
Add:
Provision for income taxes	151	165	459	588
Interest expense, net	20,443	18,703	75,263	75,086
Depreciation and amortization	32,182	32,540	127,938	129,616
EBITDA	2,186	(8,831)	241,655	219,730
Unrealized (non-cash) (gains) losses on changes in fair value of derivatives	(8,985)	(815)	(6,277)	1,190
Pension settlement charge	6,100	2,000	6,100	2,000
Loss on debt extinguishment	-	-	1,567	292
Gain on sale of business	-	-	-	(9,769)
Multi-employer pension plan withdrawal charge	-	-	-	6,600
Product liability settlement	-	-	-	3,000
Adjusted EBITDA	$(699)	$(7,646)	$243,045	$223,043

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Annual Report on Form 10-K to be filed by the Partnership with the United States Securities and Exchange Commission ("SEC").  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.